Exhibit 99.1

FDCTech, Inc. Reports Record Fiscal Year 2025 Financial Results

Revenue Surges 30% to $35.0 Million; Company Returns to Profitability with $5.8 Million Net Income; Accumulated Deficit Fully Eliminated, Uplisting to National Exchange Advancing

IRVINE, CA, April 22, 2026 – FDCTech, Inc. (OTC: FDCT) (“FDCTech” or the “Company”), a diversified global financial technology company, today announced financial results for the fiscal year ended December 31, 2025, and confirmed the filing of its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission.

Fiscal Year 2025 Financial Highlights

●	Total revenues of $34,959,399, an increase of 29.8% from $26,943,718 in fiscal year 2024 (restated)
●	Net income attributable to FDCTech shareholders of $5,783,223, compared to a net loss of $18,781 in fiscal year 2024 (restated)
●	Operating income of $6,053,209, representing an operating margin of 17.3%, versus an operating loss in the prior year (restated)
●	Gross margin expanded to 54.8% from 44.7% in fiscal year 2024 (restated)
●	Technology & Software revenues grew 210.5% to $5,099,187, driven by expanded Condor platform adoption
●	Accumulated deficit fully eliminated; accumulated surplus of $3,120,795 as of December 31, 2025
●	Total stockholders’ equity of $22,377,274, compared to $6,188,205 at December 31, 2024 (restated)
●	Cash and cash equivalents of $17.7 million, with an additional $15.3 million held at liquidity providers
●	Working capital improved to $14,883,171 from $853,533 at December 31, 2024 (restated)
●	Completed acquisition of Alchemy International Ltd. (AIL), Seychelles, on October 29, 2025

Revenue Performance

Total revenues for fiscal year 2025 were $34,959,399, an increase of $8,015,681, or 29.8%, compared to $26,943,718 in fiscal year 2024 (restated). Growth was driven across three revenue-generating segments:

Brokerage revenues were $23,429,315, an increase of 24.6%, driven by increased client trading volumes and the incremental contribution of Alchemy International Ltd. (AIL), the Company’s Seychelles-regulated subsidiary acquired in October 2025. The brokerage segment represented 67.0% of total revenues.

Technology & Software revenues surged to $5,099,187, an increase of 210.5%, reflecting expanded adoption of the Company’s proprietary Condor Trading Technology suite by third-party brokerage clients and new licensing contracts executed during the year. Technology & Software revenues represented 14.6% of total revenues, compared to 6.1% in fiscal year 2024 (restated).

Wealth Management revenues were $6,430,897, broadly stable year-over-year, generated by AD Advisory Services Pty Ltd. (ADS), the Company’s ASIC-regulated Australian subsidiary, which oversees more than $530 million in client assets under advice across a network of 28 financial advisors.

Profitability and Operating Leverage

Gross profit for fiscal year 2025 was $19,144,041, an increase of 59.0%, with gross margin expanding approximately 1,010 basis points to 54.8%. Despite revenue growth of approximately 30%, total operating expenses grew only 1.1% to $13,090,832, demonstrating significant operating leverage. Operating income was $6,053,209 in fiscal year 2025, compared to an operating loss of $901,763 in fiscal year 2024 (restated) – a swing of approximately $7.0 million.

Net income attributable to FDCTech shareholders was $5,783,223, or $0.01 per basic and diluted share, compared to a net loss of $18,781 in fiscal year 2024 (restated). Total stockholders’ equity increased to $22,377,274 at December 31, 2025. For the first time in the Company’s history, the accumulated deficit has been fully eliminated, with the balance sheet reflecting a positive accumulated surplus of $3,120,795.

Strategic Acquisition of Alchemy International Ltd.

On October 29, 2025, the Company completed the acquisition of 99.9% of Alchemy International Ltd. (“AIL”), a securities dealer regulated by the Financial Services Authority of Seychelles under license number SD136. AIL was immediately earnings-accretive, contributing net income of approximately $6.3 million attributable to the Company’s shareholders for the period from the acquisition date through December 31, 2025. The acquisition expands the Company’s global regulatory footprint and enhances its capacity to serve offshore brokerages, high-frequency traders, and institutional clients in Asia and emerging markets.

Please visit our SEC filings or the Company’s website for more information on the full results and management’s plan.

Alchemy International Ltd. (AIL)

AIL is a Seychelles-licensed securities dealer (License SD136) and is regulated by the Financial Services Authority. This acquisition strengthens the Company’s global operational architecture and enables service to a broader base of offshore brokerages, high-frequency traders, and institutional clients.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a regulatory-grade financial technology infrastructure developer designed to serve the future financial markets. Our clients include regulated and OTC brokerages and prop and algo trading firms of all sizes in forex, stocks, commodities, indices, ETFs, precious metals, and other asset classes. Our growth strategy involves acquiring and integrating small to mid-size legacy financial services companies, leveraging our proprietary trading technology and liquidity solutions to deliver exceptional value to our clients.

Press Release Disclaimer

These press release statements may be forward-looking statements or future expectations based on currently available information. Forward-looking statements may include the words “may,” “could,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “should,” “objective,” “seek,” “plan,” or “anticipate,” as well as variations of such words or similar expressions, or the negatives of these words. These forward-looking statements present our estimates and assumptions only as of the date of this press release. Except for our ongoing obligation to disclose material information as required by the federal securities laws, we do not intend to and undertake no obligation to update any forward-looking statement. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. Forward-looking statements are naturally subject to risks and uncertainties. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages. We caution readers not to place undue reliance on any such forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes will likely vary materially from those indicated.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618